Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President of Operations and General Counsel MEDICAL ACTION INDUSTRIES INC. (631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS INCREASED REVENUES

AND EARNINGS FOR THE FISCAL 2006 FIRST QUARTER

HAUPPAUGE, N.Y., August 2, 2005 – Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported increased revenue and net income for the three months ended June 30, 2005.

Net sales for the first quarter reached $35,976,000, an increase of $2,655,000 or 8%, over the $33,321,000 in net sales reported for the three months ended June 30, 2004. Net income for the period increased to $2,485,000 or $.24 per basic share ($.24 per diluted share), compared with $2,469,000 or $.24 per basic share ($.24 per diluted share), reported for the comparable quarter in fiscal 2005.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on August 2, 2005. You may participate in the conference call by calling 1-888-889-5345 and asking for the Medical Action conference call with Paul D. Meringolo, CEO and President. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST) on August 2, 2005.

“Our operating results are extremely satisfying given the pressure on gross margins from increased raw material and energy costs. We anticipate these increased costs will be partially offset by a price increase on our containment product line which will be fully implemented in the second quarter. Our operating results reflect growth from our line of minor procedure kits and trays and operating room towels. Since year-end our working capital position has increased by approximately $3,405,000. This financial strength gives us the ability to pursue attractive acquisition opportunities,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2006 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2006, Medical Action anticipates reporting record net income for the ninth consecutive year and record revenue for the eleventh consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers and long-term care facilities. Medical Action is a leading manufacturer and distributor of many of its products in the markets we compete in. Our products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ National Market System under the symbol MDCI and is included in the Russell 2000 Index.

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended
	6/30/05	6/30/04
	(Unaudited)	(Unaudited)
Statements of operations:
Net sales	$35,976	$33,321
Cost of sales	26,986	24,531

Gross profit	8,990	8,790

Selling, general and administrative expenses	5,032	4,743
Interest expense, net	26	109

Income before income taxes	3,932	3,938
Income tax expense	1,447	1,469

Net income	$2,485	$2,469

Net income per share basic:	.24	.24
Net income per share diluted:	.24	.24

Balance Sheets as of June 30, 2005 and

March 31, 2005 (dollars in thousands)

	June 30, 2005	March 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,793	$549
Receivables, net	12,005	11,486
Inventories, net	19,037	19,095
Prepaid expenses and other assets	1,487	1,470

Total Current Assets	34,322	32,600
Property and equipment, net	12,681	12,946
Goodwill	37,085	37,085
Trademarks	666	666
Other intangible assets, net	1,877	1,944
Other assets	742	639

Total Assets	$87,373	$85,880

Liabilities and Shareholders’ Equity
Accounts payable	$4,327	$5,817
Accrued expenses	3,544	3,737
Deferred income taxes	4,095	4,095
Total debt	3,070	3,160
Shareholders’ equity	72,337	69,071

Total Liabilities and Shareholders’ Equity	$87,373	$85,880

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